Contact:

     Larry McAlister

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lmcalister@thevibrand.com

Stillwater National Bank and Bank of Kansas Will Consolidate and Become Bank SNB In All Markets

Bank SNB Will Promote One Brand, One Bank Across Footprint

STILLWATER, OK – As of close of business on Nov. 15, Bank of Kansas will merge into Stillwater National Bank and Trust Company (NASDAQ: OKSB), which effectively consolidates all Southwest Bancorp, Inc.-owned banks into the same national charter.  Beginning Nov. 16, all banks owned by Southwest Bancorp, which include Bank of Kansas in Kansas and Stillwater National Bank and SNB in Oklahoma and Texas, will operate in all markets under the new name Bank SNB.

“For nearly 120 years, our bank has had the personality of a community bank feel with large bank resources, and we will continue to operate as such,” said Chief Executive Officer Mark Funke.  “This charter consolidation and new name allows us to be unified as one bank and one brand across our entire footprint.”

A new logo for Bank SNB, which is a modern take on Stillwater National Bank’s historic “S”, pays homage to where the company came from and will be introduced to accompany the name change.

“Bank SNB reflects our active approach to banking today,” Funke continued.  “We are in business for our customers and work to help them realize their financial goals.”

“Bank SNB best represents our rich legacy along with our bright future,” said Chairman of the Board Russ Teubner.  “The newly reorganized and re‑branded Bank SNB will allow us to provide greater convenience and expanded services to our customers across all markets. It will provide us more opportunities and enable us to spread the word about our unique approach to banking.”

About Southwest Bancorp

Southwest Bancorp was organized in 1981 and reported assets of $2.0 billion for June 30, 2013.  It is currently the bank holding company for Stillwater National Bank and Trust Company and Bank of Kansas.

Stillwater National Bank and Trust Company, chartered in 1894, offers commercial and deposit services from offices in Stillwater, Tulsa, Oklahoma City, Edmond and Chickasha, Oklahoma.  In 2002, the bank expanded into Texas, operating as SNB Bank of Dallas, SNB Bank of Austin, SNB Bank of San Antonio and SNB McMullen Bank in Tilden.

Bank of Kansas opened its doors for financial services in 1907 and was purchased by Southwest Bancorp in July 2007.  Southwest Bancorp acquired The First National Bank of Anthony in Anthony, Kansas in an FDIC-assisted transaction in June 2009.  The bank now boasts full-service branches in Hutchinson, South Hutchinson, Anthony, Harper, West Wichita, East Wichita and Overland Park, Kansas. It provides solutions for commercial and personal deposits as well as lending needs.

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